Exhibit 5.1

F.N.B. CORPORATION

May 21, 2024

Board of Directors

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, PA 15212

Re:	F.N.B. Corporation

Registration Statement on Form S-8

8,000,000 Shares of Common Stock

Ladies and Gentlemen:

I am the Chief Legal Officer of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-8 (the “Registration Statement”) relating to the proposed offering by the Company of 8,000,000 shares (the “Shares”) of Common Stock, $0.01 par value, of the Company, that are to be issued in connection with the F.N.B. Corporation 2022 Incentive Compensation Plan, amended and restated March 11, 2024 (the “Plan”).

As counsel to the Company, I have participated in the corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company’s Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and the authorization and offering of the Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.

Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/ James G. Orie

James G. Orie, Esquire

Chief Legal Officer & Corporate Secretary